FORM 3








               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person

   MailTV Pty Ltd
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   (Last)               (First)              (Middle)

   Level 19, 323 Castlereagh St.
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                        (Street)

   Sydney, New South Wales, Australia 2000
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   (City)                (State)              (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)


   February 17, 2000
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3. IRS or Social Security Number of Reporting Person (Voluntary)



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4. Issuer Name and Ticker of Trading Symbol


   World CallNet, Inc.                                         (WOWW)
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5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ ] Director
   [X] 10% Owner
   [ ] Officer (give title below)
   [ ] Other (specify below)


   --------------------------------------------------


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6. If Amendment, Date of Original (Month/Day/Year)



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7. Individual or Joint/Group Filing
   (Check all applicable)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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


                             TABLE I--Non-Derivative Securities Beneficially Owned
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 1. Title of Security   2. Amount of Securities   3. Ownership         4. Nature of Indirect Beneficial Ownership
    (Instr. 4)             Beneficially Owned        Form: Direct         (Instr. 4)
                           (Instr. 4)                (D) or Indirect
                                                     (I) (Instr. 5)
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
 Common Stock, par value
 $.001 per share               2,900,000                  D
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

* If the form is filed by more than one Reporting Person, see
  Instruction 5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                         (Over)

       TABLE II--Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
----------------------------------------------------------------------------------------------------------------------------------
  1. Title of Derivative   2. Date Exer-         3. Title and Amount of Securities   4. Conver-      5. Owner-     6. Nature of
     Security (Instr. 4)      cisable and           Underlying Derivative Security      sion or         ship          Indirect
                              Expiration            (Instr. 4)                          Exercise        Form of       Beneficial
                              Date              -----------------------------------     Price of        Deriv-        Ownership
                              (Month/Day/Year)                                          Deriv-          ative         (Instr. 5)
                          ---------------------                           Amount        ative           Security:
                                                                          or            Security        Direct
                           Date       Expira-            Title            Number                        (D) or
                           Exer-      tion                                of                            Indirect
                           cisable    Date                                Shares                        (I)
                                                                                                        (Instr. 5)
----------------------------------------------------------------------------------------------------------------------------------
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

Explanation of Responses:

              MailTV Pty Ltd


              By /s/ Peter Boonen                            March 13, 2000
              ----------------------------------------     ------------------
              Name: Peter Boonen                                  Date
              Title: Managing Director


Intentional misstatements or omissions constitute
Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


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